UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2022

VACCITECH PLC

(Exact name of registrant as specified in its charter)

England and Wales	001-40367	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Vaccitech plc

Unit 6-10, Zeus Building Rutherford Avenue,

Harwell, Didcot, OX11 0DF

United Kingdom

(Address of principal executive offices, including zip code)

+44 (0) 1865 818 808

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trade Symbol(s)	Name of each exchange on which registered
American Depositary Shares	VACC	The Nasdaq Global Market
Ordinary shares, nominal value £0.000025 per share*

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

*American Depositary Shares may be evidenced by American Depositary Receipts. Each American Depositary Share represents one (1) ordinary share. Not for trading, but only in connection with the listing of the American Depositary Shares on The Nasdaq Global Market. The American Depositary Shares represent the right to receive ordinary shares and are being registered under the Securities Act of 1933, as amended, pursuant to a separate Registration Statement on Form F-6. Accordingly, the American Depositary Shares are exempt from the operation of Section 12(a) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 12a-8.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

Effective September 15, 2022, the Board of Directors (the “Board”) of Vaccitech plc (the “Company”) appointed Gemma Brown, age 32, as the Company’s Chief Financial Officer. In her capacity as Chief Financial Officer, Gemma Brown will also assume the role of the Company’s Principal Financial and Accounting Officer. Gemma Brown currently serves as the Company’s Head of Financial Reporting, a position she has held since September 2021. Prior to joining the Company, Gemma Brown worked at Ernst & Young in various capacities from September 2012 to August 2021, including most recently as a Senior Manager. Gemma Brown holds a Bachelor of Science degree in biological sciences from the University of Reading and is a Chartered Accountant with the Institute of Chartered Accountants in England & Wales.

In connection with Gemma Brown’s new role as Chief Financial Officer, the Company and Gemma Brown have entered into a service agreement (the “Brown Service Agreement”), pursuant to which Gemma Brown will receive an annual base salary of £220,000 and will be eligible to receive an annual performance bonus of up to 40% of her base salary. Her salary and performance bonus percentage may be adjusted in the future at the discretion of the Company’s Compensation Committee. Under the Brown Service Agreement, if Gemma Brown’s employment is terminated by the Company for any reason, subject to certain limitations, she is entitled to receive six months of her base salary, which the Company may pay in six equal monthly installments. Notwithstanding the foregoing, Gemma Brown will not be entitled to this payment in the event that she commits a serious breach of her obligations, behaves in a way that damages her or the Company’s reputation, becomes bankrupt, fails to perform her duties, is convicted of an offense, or otherwise breaches the Brown Service Agreement.

The foregoing summary of the material terms of the Brown Service Agreement. The summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Brown Service Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2022 and is incorporated herein by reference.

In connection with Gemma Brown’s appointment as the Company’s Chief Financial Officer, the Company entered into an indemnification agreement with Gemma Brown in the same form as its standard form of indemnity agreement with the Company’s other executive officers.

There are no arrangements or understandings between Gemma Brown and any other person pursuant to which Gemma Brown was appointed as an officer. There are no family relationships between Gemma Brown and any director or executive officer of the Company, and she has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Termination of Chief Financial Officer

On September 14, 2022, the Company terminated the employment of Georgy Egorov in its entirety, effective immediately. Mr. Egorov previously served as the Company’s Chief Financial Officer. These actions were not related to any matter regarding the Company’s financial condition, reported financial results, internal controls or disclosure controls or procedures. In accordance with the terms of the service agreement between the Company and Mr. Egorov dated April 13, 2021 (the “Egorov Service Agreement”), Mr. Egorov will receive a payment equal to six months of his base salary, which the Company may pay in six equal monthly installments. Under the terms of the Egorov Service Agreement, Mr. Egorov will also be entitled to a payment in respect of any accrued but untaken vacation time (if any).

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release dated September 20, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vaccitech plc

Date: September 20, 2022	By:	/s/ William Enright
William Enright
Chief Executive Officer